                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS QUARTERLY RECORD $0.41 DILUTED EARNINGS PER SHARE FOR FISCAL 2009 SECOND QUARTER

- Operating Income Rises 26% on 12% Revenue Increase to $178 Million
Leading to a 70% Increase in Cash Flow from Operating Activities for the Quarter -

- Diluted EPS Includes $0.05 Per Share Cash Gain from Trademark Litigation Settlement -

- WMS Reiterates Fiscal 2009 Annual Revenue Guidance for 10%-to-12% Growth and Initiates Third Quarter Revenue Guidance of $178-to-$185 Million -

Waukegan, Illinois, January 29, 2009 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported financial results for its fiscal 2009 second quarter ended December 31, 2008.  In addition, WMS reiterated its expectation for 10%-to-12% growth in fiscal 2009 total revenues to $712 million to $728 million and initiated fiscal 2009 third quarter revenue guidance of $178 million to $185 million.

Fiscal 2009 Second Quarter Highlights:
•	Total revenues increased 12% to a second quarter record $178.4 million
•	Global new unit shipments rose 6% to a second quarter record 7,518 units, of which 17% were WMS’ new fully digital Bluebird®2 units
•	Average selling price improved 8% to a quarterly record $13,686
•	Average installed participation footprint grew 8% to 9,490 gaming machines and on December 31, 2008, the installed base totaled 9,741 units
•	Average daily revenue increased 10% to $66.57 per participation unit, a second quarter record
•	Operating margin rose to 17.0% from 15.1% and operating income increased 26%
•	Net income rose 48% to $23.7 million, or $0.41 per diluted share, inclusive of a $0.05 per diluted share gain from a cash settlement of trademark litigation
•	Net cash provided by operating activities for the quarter grew 70% to $53.2 million and for the six months ended December 31, 2008, rose 45% to $101.1 million

“With our distinctive culture of innovation, growing gaming operations revenue, increased market penetration, pristine balance sheet and increased cash flow generation, WMS continues to strengthen its foundation for further long-term growth and enhanced stockholder value.  WMS’ success, highlighted by our double-digit growth in revenues, net income and cash flow in the December 2008 quarter, reflects both continuing demand for our innovative products and the operating benefits being realized from the continuous improvement initiatives being driven by WMS’ global employee team,” said Brian R. Gamache, Chairman and Chief Executive Officer.

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 2

“Our company-wide focus on operational excellence is generating consistent margin improvement over prior-year periods, which enables the funding of future growth initiatives, including R&D spending for the development of next-generation products.  In the fiscal second quarter, the Company’s operating execution resulted in a 190 basis-point increase in operating margin to 17%, even as we increased R&D spending by 48% over the prior year.  The operating margin increase, combined with continued improvements in working capital efficiency, drove record second quarter cash flow from operations of $53 million, further strengthening the Company’s already solid balance sheet,” added Gamache.

Second Quarter Financial Review

Fiscal 2009 second quarter net income rose to a quarterly record $23.7 million, or $0.41 per diluted share, inclusive of a pre-tax gain of $5.0 million, or $0.05 per diluted share, related to a cash settlement of trademark litigation, which is recorded in “Interest income and other, net” in our Consolidated Statements of Income.  In addition and as previously noted, net income reflects the benefit from a lower income tax rate due to the retroactive reinstatement of the federal research and development tax credit legislation to the beginning of calendar 2008.  Total revenues increased 12% to $178.4 million for the quarter ended December 31, 2008, compared to $159.2 million in the December 31, 2007 quarter.  The following table summarizes key components related to revenue generation for the three and six months ended December 31, 2008 and 2007 (in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Product Sales Revenues:
New unit sales revenues	$102.9	$89.7	$176.1	$152.5
Other product sales revenues	12.1	15.0	26.1	33.1
Total product sales revenues	$115.0	$104.7	$202.2	$185.6

New units sold	7,518	7,064	13,010	11,958
Average sales price per new unit	$13,686	$12,683	$13,536	$12,747

Gross profit on product sales revenues (1)	$57.8	$50.3	$101.5	$88.9
Gross margin on product sales revenues (1)	50.3%	48.0%	50.2%	47.9%

(1) As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Financial Table continued on next page

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 3

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Gaming Operations Revenues:
Participation revenues	$58.1	$48.8	$117.5	$95.1
Other gaming operations revenues	5.3	5.7	10.1	11.0
Total gaming operations revenues	$63.4	$54.5	$127.6	$106.1

WAP games at period end	2,063	1,810	2,063	1,810
LAP games at period end	2,304	2,294	2,304	2,294
Stand-alone games at period end	5,374	5,082	5,374	5,082
Total installed participation base at period end	9,741	9,186	9,741	9,186

Average participation installed base	9,490	8,767	9,441	8,558
Average revenue per day per participation machine	$66.57	$60.46	$67.66	$60.38

Installed casino-owned daily fee games at period end	910	797	910	797
Average casino-owned daily fee games installed base	845	749	817	749

Gross profit on gaming operations revenues (1)	$51.8	$43.2	$103.7	$84.2
Gross margin on gaming operations revenues (1)	81.7%	79.3%	81.3%	79.4%

Total revenues	$178.4	$159.2	$329.8	$291.7
Total gross profit (1)	$109.6	$93.5	$205.2	$173.1
Total gross margin (1)	61.4%	58.7%	62.2%	59.3%
(1) As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Product sales revenues grew 10% to $115.0 million for the three months ended December 31, 2008 compared with $104.7 million in the year-ago period.  New unit sales revenues for the December 2008 quarter rose 15%, reflecting a 6% increase in global unit shipments and an 8% increase in the average selling price of new gaming machines to $13,686.  North American shipments increased 8% and international new unit shipments increased 4%, reflecting the ongoing demand for our high-performing products.  International shipments totaled 2,763 units in the December 2008 quarter and represented 37% of worldwide shipments compared with 38% of global shipments in the prior year period.  The year-over-year increase in average selling price of new gaming machines primarily reflects the benefit from a higher mix of premium-priced products, including approximately 1,300 of WMS’ new, fully digital HD Bluebird2 networked gaming ready units.

While quarterly revenues from game conversion kits and parts sales increased 10% year over year, total other product sales revenues declined $2.9 million primarily due to lower sales of lower-margin used gaming machines.  Approximately 600 used gaming machines at lower prices were sold in the December 2008 quarter compared with more than 900 used gaming machines at higher prices in the prior-year quarter.  An increase in game conversion revenues resulted from a higher average sales price that was partially offset by a slightly lower number of conversion kits sold.

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 4

Gaming operations revenues grew 16% to $63.4 million in the December 2008 quarter compared with $54.5 million in the year-ago period, reflecting an 8% increase in the average installed base in the December 2008 quarter to 9,490 participation units and a 10% year-over-year increase in the average daily revenue to $66.57.  The installed base for wide-area progressive (WAP) units continued to grow both on a quarterly sequential and year-over-year basis and totaled 2,063 gaming machines, or 21% of the total installed base, at December 31, 2008.  Ongoing success with games on WMS’ Sensory Immersion and Transmissive Reels® gaming platforms continued to drive both strong play levels and incremental unit placements, contributing to the significant revenue gains.  Casino patrons have shown continued preference for WMS’ differentiated WAP games such as The Wizard of Oz™, Monopoly™, Top Gun™ and Bigger Bang™ Big Event®.  The continued roll-out of games on our Community Gaming® platform and our innovative new Adaptive Gaming® platform featuring the Star Trek™ series of games has led to further year-over-year increases in the installed base of stand-alone participation gaming machines.

Total gross profit, as used herein not including depreciation and distribution expenses, increased 17% to $109.6 million for the December 2008 quarter from $93.5 million in the prior year, and total gross margin improved by 270 basis points to 61.4%.  The gross profit margin on product sales revenues increased 230 basis points to 50.3% compared with 48.0% in the year-ago period.  The increase primarily reflects further operating improvements achieved from our lean sigma and strategic sourcing initiatives.  Also contributing to the improved product sales margin were greater sales of premium-priced gaming machines, including our new Bluebird2 platform, and lower sales of used gaming machines.  Gross margin from gaming operations was 81.7% in the December 2008 quarter compared with 79.3% in the prior year period and 80.8% in the September 2008 quarter.  Our gross margins may not be comparable to those of other entities as our costs of distribution, which were $5.3 million in both the December 2008 and December 2007 quarters, are included in selling and administrative expenses consistent with prior quarters.

Research and development expenses increased 48% to $25.9 million in the December 2008 quarter, reflecting higher spending for expanded new product development initiatives.  For the first six months of fiscal 2009, R&D expenses represented nearly 14.5% of revenues, which is higher than the expected annual rate of 13%-to-14%, reflecting both an accelerated increase in spending on new projects and the effect of seasonally lower quarterly revenues in the first half of the fiscal year.

Selling and administrative expenses were $36.4 million in the December 2008 quarter, a 7% increase over the prior year quarter.  The increase principally reflects higher payroll-related costs associated with WMS’ global growth, including higher performance-based incentives due to the improved operating performance, as well as higher year-over-year non-cash bad debt expense.  Selling and administrative expenses for the December 2008 quarter were 20.4% of revenues compared with 21.4% in the prior year period.

Depreciation expense for the December 2008 quarter was $17.0 million, a decrease of 4% or $0.8 million compared with the year-ago quarter despite the 8% year-over-year increase in the average number of participation gaming machines in our growing gaming operations business.  Improving capital efficiencies being achieved in the gaming operations business related to the rollout of new participation games and increased longevity of gaming machine placements are contributing to the decline in depreciation expense relative to total revenues.

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 5

Cash flow provided by operating activities rose 45% for the six months ended December 31, 2008 to $101.1 million, including a second quarter record $53.2 million.  The six-month increase principally reflects the year-over-year growth in net income and a significant improvement in utilization of operating assets and liabilities due to the dedicated efforts of cross-functional employee teams.  The improvement in operating asset utilization since June 30, 2008, includes an $11 million, or 18%, decrease in inventory and a $31 million, or 16%, decline in total current accounts and notes receivable.  This improvement is particularly noteworthy in light of the challenging economic conditions and the launch of the new Bluebird2 platform which incorporates a new component-parts supply chain.  Net cash used in investing activities for the first six months of fiscal 2009 was essentially flat year over year, reflecting a slight decrease in capital deployed for additions to gaming operations equipment, offset by slightly higher capital expenditures on property, plant and equipment.  Overall, meaningful improvement has been made in our ability to more effectively manage the capital deployed for additions to our gaming operations equipment.  Adjusted EBITDA rose 18% compared with the prior year to $61.9 million.

During the December 2008 quarter, the Company repurchased nearly 711,000 shares of its common stock at an average price of $22.34 for a total consideration of approximately $16 million.  The Company has approximately $85 million remaining under its existing share repurchase authorization.

In aggregate, total cash, cash equivalents and restricted cash increased to $135.4 million at December 31, 2008 compared with $82.1 million a year ago and $119.6 million at June 30, 2008.

Fiscal 2009 Annual and Third Quarter Outlook

WMS today reiterated its expectation for fiscal 2009 annual revenue growth of 10%-to-12% to $712-to-$728 million, reflecting continued strength in its gaming operations business and open orders for participation game placements and conversions, as well as the favorable customer response to new products that is expected to provide ongoing demand for both new gaming machines and game conversion kit sales.  The fiscal 2009 revenue guidance also reflects the near-term impact on the outlook for new unit sales based on continued weak economic conditions and constrained spending of casino operators’ capital budgets.

WMS expects total revenues for its fiscal 2009 third quarter to increase to a range of $178 million to $185 million with much of the anticipated year-over-year improvement in the March 2009 quarter driven by the expected continued growth in gaming operations revenues.  Given the strong first-half results, we anticipate that both the average installed base and revenue per day for our participation games will likely exceed our annual revenue guidance.  This revenue guidance represents 25%-to-27% of our annual revenue guidance, which is consistent with the range of annual revenues achieved in the third quarters of fiscal 2008 and fiscal 2007.  The Company’s revenue guidance anticipates that the domestic marketplace will continue to be impacted by the weak economy and slow replacement cycle.  In addition, unit shipments in the March 2008 quarter benefited from expansions at several Native American casinos in California and exceptionally strong international growth.  WMS’ fiscal 2009 outlook reflects current open orders for about 10,000 new gaming machines and CPU-NXT® conversion kits, and almost 2,100 new gaming machines and game theme conversions for our gaming operations business.

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 6

Additionally, the Company reaffirmed that it expects to achieve an annual operating margin of 18.0%-to-18.5% for fiscal 2009 due to benefits being realized from ongoing continuous improvement initiatives and operating leverage, even as it now expects R&D expenses to be at the high end of its previously anticipated range of 13%-to-14% of total revenues.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

“Our innovative products and focus on operational excellence are driving consistent growth in revenues, net income and cash flow from operations, clearly differentiating WMS from other companies during these challenging economic times,” noted Gamache.  “With a strong pipeline of exciting new products and a rock-solid balance sheet as our foundation, we are well positioned to support our customer-focused initiatives, achieve further operational improvements and continue to self-fund investments that will further drive industry-leading innovation and exciting new products that deliver great value to casino operators and enhance long-term value for our stockholders.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Thursday, January 29, 2009.  The conference call numbers are 212/231-2921 or 415/226-5354.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

Monopoly is a trademark of Hasbro. Used with permission.  © 2009 Hasbro. All rights reserved.

Star Trek: ™ & © 2009 CBS Studios Inc.  All rights reserved.  Star Trek and related marks are trademarks of CBS Studios Inc.

The Wizard of Oz and all related characters and elements are trademarks of and © Turner Entertainment Co.

Top Gun ™ & © Paramount Pictures Corporation
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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                               page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “likely,” “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) an adverse impact on play levels of our participation games by casino patrons, a reduction in capital spending or payments by casino customers, or other adverse financial impacts, associated with the substantial economic weakness and uncertainty that adversely affects our customers' and our businesses; (6) cancellation or modification by customers of new gaming machine or participation orders; (7) a software anomaly or fraudulent manipulation of our gaming machines and software; (8) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (9) an  infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2008 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                              page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended December 31, 2008 and 2007
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
REVENUES:	2008	2007	2008	2007
Product sales	$115.0	$104.7	$202.2	$185.6
Gaming operations	63.4	54.5	127.6	106.1
Total revenues	178.4	159.2	329.8	291.7
COSTS AND EXPENSES:
Cost of product sales (1)	57.2	54.4	100.7	96.7
Cost of gaming operations (1)	11.6	11.3	23.9	21.9
Research and development	25.9	17.5	47.9	34.3
Selling and administrative	36.4	34.1	68.6	61.9
Depreciation (1)	17.0	17.8	34.1	36.0
Total costs and expenses	148.1	135.1	275.2	250.8
OPERATING INCOME	30.3	24.1	54.6	40.9
Interest expense	(1.3)	(1.0)	(2.2)	(2.0)
Interest income and other, net	4.9	1.4	5.9	2.5
Income before income taxes	33.9	24.5	58.3	41.4
Provision for income taxes	10.2	8.5	18.9	14.3
NET INCOME	$23.7	$16.0	$39.4	$27.1
Earnings per share:
Basic	$0.48	$0.32	$0.79	$0.54
Diluted	$0.41	$0.27	$0.68	$0.46
Weighted-average common shares:
Basic common stock outstanding	49.3	50.2	49.6	50.0
Diluted common stock and common stock equivalents	58.9	61.0	59.4	60.9

( (1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.0	$0.9	$1.9	$1.7
Cost of gaming operations	$13.3	$14.7	$26.5	$30.1

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                                                                                                                   page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2008 and June 30, 2008
(in millions of U.S. dollars and millions of shares)

	December 31, 2008	June 30, 2008
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$117.8	$100.8
Restricted cash and cash equivalents	17.6	18.8
Total cash, cash equivalents and restricted cash	135.4	119.6
Accounts receivable, net of allowances of $4.2 and $3.0, respectively	99.3	131.8
Notes receivable, current portion	68.1	66.7
Inventories	49.0	59.9
Deferred income tax assets	8.3	7.3
Other current assets	33.6	28.0
Total current assets	393.7	413.3

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $192.3 and $169.9, respectively	76.0	75.4
Property, plant and equipment, net of accumulated depreciation of $80.8 and $72.2, respectively	136.5	125.7
Intangible assets	100.4	106.3
Deferred income tax assets	38.5	34.9
Other assets	21.5	17.1
Total non-current assets	372.9	359.4
TOTAL ASSETS	$766.6	$772.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39.7	$47.0
Accrued compensation and related benefits	18.2	22.6
Other accrued liabilities	30.7	47.0
Total current liabilities	88.6	116.6

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	19.6	16.2
Long-term debt	115.0	115.0
Other non-current liabilities	15.7	14.1
Total non-current liabilities	150.3	145.3
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 51.0 and 51.0 shares issued, respectively)	25.5	25.5
Additional paid-in capital	303.8	298.1
Retained earnings	243.3	203.9
Accumulated other comprehensive income	1.5	8.1
Treasury stock, at cost (1.7 and 0.8 shares, respectively)	(46.4)	(24.8)
Total stockholders’ equity	527.7	510.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$766.6	$772.7

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                           page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended December 31, 2008 and 2007
 (in millions of U.S. dollars)
(unaudited)

	Six Months Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$39.4	$27.1
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation	34.1	36.0
Amortization of intangible and other assets	8.5	7.3
Share-based compensation	8.5	8.1
Other non-cash items	11.5	3.8
Deferred income taxes	(1.2)	(2.2)
Change in operating assets and liabilities, net of business acquisitions	0.3	(10.2)
Net cash provided by operating activities	101.1	69.9

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(28.1)	(28.7)
Purchase of property, plant and equipment	(21.2)	(19.8)
Purchase of business, net of cash acquired	–	(0.2)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(3.8)	(6.0)
Other	–	(0.7)
Net cash used in investing activities	(53.1)	(55.4)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(30.5)	(10.0)
Proceeds from borrowings under revolving credit facility	25.0	–
Repayment of borrowings under revolving credit facility	(25.0)	–
Cash received on exercise of stock options	0.8	10.8
Tax benefit from exercise of stock options	0.2	4.9
Net cash (used in) provided by financing activities	(29.5)	5.7
Effect of Exchange Rates on Cash	(1.5)	0.3

INCREASE IN CASH AND CASH EQUIVALENTS	17.0	20.5
CASH AND CASH EQUIVALENTS, beginning of period	100.8	37.2
CASH AND CASH EQUIVALENTS, end of period	$117.8	$57.7

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WMS Industries Reports Fiscal Second Quarter Results, 1/29/2009                                                          page 11

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Net income	$23.7	$16.0	$39.4	$27.1
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5	1.0	1.0
Diluted earnings (numerator)	$24.2	$16.5	$40.4	$28.1

Basic weighted average common shares outstanding	49.3	50.2	49.6	50.0
Dilutive effect of stock options	0.8	1.9	1.0	2.0
Dilutive effect of restricted common stock and warrants	0.1	0.2	0.1	0.2
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted weighted average common stock and common stock equivalents (denominator)	58.9	61.0	59.4	60.9

Basic earnings per share of common stock	$0.48	$0.32	$0.79	$0.54
Diluted earnings per share of common stock and common stock equivalents	$0.41	$0.27	$0.68	$0.46

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA
(in millions of U.S. dollars)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Net income	$23.7	$16.0	$39.4	$27.1

Net income	$23.7	$16.0	$39.4	$27.1
Provision for income taxes	10.2	8.5	18.9	14.3
Interest expense	1.3	1.0	2.2	2.0
Depreciation	17.0	17.8	34.1	36.0
Amortization of intangible and other assets	4.5	4.3	8.5	7.3
Share-based compensation	5.2	4.9	8.5	8.1
Adjusted EBITDA	$61.9	$52.5	$111.6	$94.8

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles.  All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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